Exhibit 8.1

SUBSIDIARIES OF GASLOG PARTNERS LP

The following companies are subsidiaries of GasLog Partners LP:

Name of Subsidiary	Jurisdiction of Incorporation	Proportion of Ownership Interest
GasLog Partners Holdings LLC	Marshall Islands	100%
GAS-three Ltd.	Bermuda	100%
GAS-four Ltd.	Bermuda	100%
GAS-five Ltd.	Bermuda	100%
GAS-seven Ltd.	Bermuda	100%
GAS-eight Ltd.	Bermuda	100%
GAS-eleven Ltd.	Bermuda	100%
GAS-twelve Ltd.	Bermuda	100%
GAS-thirteen Ltd.	Bermuda	100%
GAS-fourteen Ltd.	Bermuda	100%
GAS-sixteen Ltd.	Bermuda	100%
GAS-seventeen Ltd.	Bermuda	100%
GAS-nineteen Ltd.	Bermuda	100%
GAS-twenty Ltd.	Bermuda	100%
GAS-twenty one Ltd.	Bermuda	100%
GAS-twenty seven Ltd.	Bermuda	100%
GasLog-two Malta Ltd.	Malta	100%